Exhibit 10.1

NINTH AMENDMENT
TO THE IDAHO POWER COMPANY
EMPLOYEE SAVINGS PLAN

The Idaho Power Company Employee Savings Plan, amended and restated as of January 1, 2016 (the "Plan"), is amended to make changes related catch-up contributions under the SECURE 2.0 Act of 2022 and other desired changes.

Catch-up Contributions

1.    Effective January 1, 2026, Section 3.2.1(b) is amended to read as follows:

(b)    A Participant who is eligible to make Deferral Contributions under the Plan and who will attain age 50 before the close of the Plan Year (a “Catch-up Eligible Participant”) shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v) and the regulations thereunder. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) or 415. The Plan shall not be treated as failing to satisfy the requirements of Code sections 401(k)(3), 410(b) or 416 by reason of such catch-up contributions.

2.    A new Section 3.2.1(c) is added to the Plan effective January 1, 2025, to read as follows:

(c)    Catch-Up Eligible Participants who attain age 60, 61, 62, or 63 during the Plan Year shall be eligible to make catch-up contributions up to the higher dollar limit specified in Treasury Regulation section 1.414(v)-1(c)(2)(i)(B).

3.    New Sections 3.2.1(d), (e) and (f) are added to the Plan effective January 1, 2026, to read as follows:

(d)    If during a calendar year, a Catch-up Eligible Participant’s elective deferrals reach the maximum limit under Code Section 402(g) ($23,500 in 2025) or a maximum Plan limit, any subsequent elective deferrals for that calendar year will automatically be treated as catch-up contributions, up to the maximum permitted catch-up limit.

(e)    A Catch-up Eligible Participant whose wages (as defined in Code section 3121(a)) from the Company in the preceding calendar year exceeded the limit specified in Code section 414(v)(7) ($145,000 in 2024, indexed in future years) is permitted to make catch-up contributions only as Roth Deferrals. Eligible Catch-up Participants will deemed to have designated amounts treated as catch-up
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contributions pursuant to Section 3.2.1(c) as Roth Deferrals, provided that if the Eligible Catch-up Participant already has a Roth Deferral election in effect for the year which has resulted in Roth Deferral contributions equal to or greater than the catch-up amount, this requirement is satisfied and further provided that Eligible Catch-up Participants must have an effective opportunity to make an election other than Roth Deferrals. Any deemed Roth Deferral election under this Section shall cease to apply to a Catch-up Eligible Participant within a reasonable period of time following the date on which the Participant ceases to be subject to the requirement to make catch-up contributions as Roth Deferrals.

(f)    Any Catch-up Eligible Participant may elect to make catch-up contributions as Roth Deferrals.

Definition of Company Stock

5.    Section 1.9, definition of Company Stock, is amended effective January 1, 2026, to read as follows:

"Company Stock" means shares of common stock, without par value, of IDACORP, Inc., which stock is publicly traded.

IN WITNESS WHEREOF, this amendment is executed and adopted this 22 day of May, 2026.

IDAHO POWER COMPANY

By: /s/ Sarah Griffin
Sarah Griffin, Vice President, HR

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